EXHIBIT 11                               TALK VISUAL CORPORATION
COMPUTATION OF WEIGHTED AVERAGE  COMMON STOCK SHARES OUTSTANDING

                                                                          Three Months      Nine Months
                                                             Total Number      Ended             Ended
                                                             of Shares      Sept 30, 2001    Sept 30, 2001
                                                             ------------   -------------    -------------
Outstanding shares as of January 1, 2001                       77,235,840      77,235,840       77,235,840
Sale ofcommon shares  01/03/01                                  1,163,273       1,163,273        1,143,992
Sale of common shares  01/17/01                                 3,853,740       3,853,740        3,627,049
Preferred stock exchange on 01/23/01                              848,190         848,190          779,586
Exercise of options on 01/31/01                                 2,000,000       2,000,000        1,779,412
Exercise of options on 02/14/01                                 1,200,000       1,200,000        1,005,882
Sale of common shares 03/02/01                                  1,986,352       1,986,352        1,548,186
Sale of common shares 03/19/01                                  2,493,898       2,493,898        1,787,905
Exercise of options on 03/19/01                                   324,750         324,750          232,817
Private placement  on 06/07/01                                  2,000,000       2,000,000          845,588
Private placements on 06/22/01                                  2,482,759       2,482,759          912,779
Sale of common shares 06/26/01                                  3,703,036       3,703,036        1,306,954
Sale of common shares  07/10/01                                 1,851,518       1,650,266          558,178
Sale of common shares  08/29/01                                 6,201,835       2,157,160          729,628
Return to Treasury - Rescission of Options 09/18/01            (1,750,000)       (228,261)         (77,206)
Issued for services  09/30/01                                     100,000               -                -
                                                               -----------     -----------       ----------

Total Weighted Average Shares Outstanding                     105,695,191     102,871,003        93,427,31
9                                                              ===========      ==========       ==========

Net Loss From Continuing Operations                                           $  (876,829)     $(3,088,201)
                                                                               ==========       ==========

Net Loss per common share (1)                                                 $     (0.01)     $     (0.03)

(1) The effect of common stock options and warrants is excluded from diluted earnings per share as its inclusion would be anti-dilutive for the three month and nine month periods ended September 30, 2001.